CARLOS HERNANDEZ, JPMORGAN’S HEAD OF GLOBAL EQUITIES, ELECTED TO MARKETAXESS’ BOARD OF
DIRECTORS
NEW YORK, February 2, 2006 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced that Carlos Hernandez, JPMorgan’s Head of Global Equities, has been elected to the MarketAxess Board.
Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Prior to his current position, Mr. Hernandez spearheaded all forms of capital raising and distribution in the fixed income, syndicated loans and equity markets. Previously, Mr. Hernandez managed the Institutional Equities business for the Americas. Before joining the Equities Division, Mr. Hernandez served as JPMorgan’s regional executive for Latin America. Mr. Hernandez is a member of JPMorgan’s Global Investment Banking Management Committee.
“Carlos brings a deep understanding of the global capital markets to MarketAxess that will be invaluable as we expand our business into new product areas and client segments. His expertise in equity markets provides an excellent complement to the existing board, and will be instrumental in helping the Company identify new opportunities for shareholders. We are delighted to welcome Carlos to the MarketAxess Board,” said Richard M. McVey, Chairman and CEO of MarketAxess.
With the election of Mr. Hernandez, MarketAxess’ Board will have nine directors, six of whom are independent according to Nasdaq listing standards. Additional information about MarketAxess’ Board of Directors and corporate governance policies can be found on the Company’s Web site at www.marketaxess.com.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 600 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Dresdner Bank, Deutsche Bank Securities, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial

Markets, JP Morgan, Jefferies & Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities. For more information, please visit www.marketaxess.com.
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MarketAxess Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
(212) 813-6021
Judith Flynn
Edelman
(212) 819-4806